Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Occidental Petroleum Corporation of our report dated June 25, 2024, appearing in the Annual Report on Form 11-K of the Occidental Petroleum Corporation Savings Plan for the year ended December 31, 2023.

/s/ WEAVER AND TIDWELL, L.L.P.

Houston, Texas
April 17, 2025